Exhibit 99.1

Ocean Power Technologies Announces Results for the
Fiscal Fourth Quarter and Full Year Ended April 30, 2015

●    Multiple PowerBuoy® deployments on track for calendar 2015

●    Primary focus on offshore autonomous markets and applications

●    Continued emphasis on PowerBuoy reliability, durability, and cost reduction

●    Advancing toward commercial status

PENNINGTON, N.J., July 6, 2015 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (NASDAQ: OPTT) ("OPT" or "the Company") today announced financial results for its Fiscal 2015 fourth quarter and full year ended April 30, 2015 ("fiscal 2015").

George H. Kirby, President and Chief Executive of OPT, commented, “As we begin fiscal 2016, we continue to aggressively drive the deliverables that we set out earlier this year. In addition to achieving fully permitted status for deployment of our PB40 buoy, we have begun deployment of the mooring system and we are currently monitoring for a suitable weather window for final buoy deployment. We will soon achieve fully permitted status for deployment of our APB-350 A1 buoy, which we also expect to deploy this summer. We are making significant progress toward development of our commercial generation APB-350 A2 buoy, which is being developed with an optimized geometry for improved operating efficiency as well as reduced fabrication, transportation and deployment costs, and recently underwent a successful preliminary design review. We have begun development of our PB10 PowerBuoy which will leverage a scaled-up version of the APB-350 power take-off (“PTO”) and a high efficiency energy storage system for applications requiring higher power output. The PTO design for the PB10 buoy recently passed a stage-gate review with the U.S. Department of Energy, and the detailed design review of the PTO is anticipated to occur by the end of summer 2015.”

“Each of these actions demonstrates our progress toward commercialization, where we believe our cutting edge power solutions are poised to address several applications in the oil & gas, security and defense, ocean observing, and offshore wind markets. Additionally, we continue to increase our technical depth through new engineering and operations hires, and we continue to collaborate with potential PowerBuoy users in our markets of interest as we advance our commercialization efforts.”

Results for the Fiscal Fourth Quarter Ended April 30, 2015

For the three months ended April 30, 2015, OPT reported revenue of $0.5 million, as compared to revenue of $0.4 million for the three months ended April 30, 2014. Revenue in both periods was primarily related to our project with Mitsui Engineering & Shipbuilding ("MES"). The MES project is currently undergoing a stage-gate review as discussed more fully in the MD&A section of our filing on Form 10-K for the fiscal 2015 period ended April 30, 2015.

The net loss was $3.3 million for both the three months ended April 30, 2015 and April 30, 2014. Compared to the prior year quarter, the current year quarter reflected an increase in gross profit due to a change in project costs related to the MES contract. In addition, selling, general and administrative expenses were $1.4 million lower than the prior year primarily due to reduced employee related expenses and the decreased site development expenses related to our terminated project in Australia. This was offset in part due to increased product development as the Company continues to advance its technology and prepares for pending deployments of its PB40 and APB-350 A1 buoys later this summer. In addition, the Company received a refund related to research and development expenditures in Australia. Results in the prior year fourth quarter reflected a favorable adjustment for a change in project loss reserve.

Results for the Year Ended April 30, 2015

For the fiscal year ended April 30, 2015, OPT reported revenue of $4.1 million, as compared to revenue of $1.5 million for the year ended April 30, 2014. The increase in revenue is primarily related to increased billable work for the removal of anchor and mooring equipment from the seabed off the coast of Oregon, increased billable work under the current phase of our project with MES, and the completion of our WavePort contract with the European Union. These increases were partially offset by decreased revenue on other billable development projects.

The net loss for the fiscal year ended April 30, 2015 was $13.2 million, as compared to a net loss of $11.2 million for the year ended April 30, 2014. The increase in the Company's net loss year-over-year primarily reflects an increase in estimated project costs associated with our contract with MES, an increase in legal fees, as well as higher consulting and patent amortization costs. These increases were partially offset by decreased product development costs due to the substantial completion of our cost-sharing contract with the US Department of Energy for our Reedsport project in Oregon, net of increased costs associated with other internally funded development. In addition, the Company reduced employee related costs and site development expenses related to our terminated project in Australia, and received a refund related to research and development expenditures in Australia.

Balance Sheet and Available Cash

As of April 30, 2015, total cash, cash equivalents, and marketable securities were $17.4 million, down from $28.4 million on April 30, 2014. On April 30, 2015, restricted cash was $0.5 million, compared with $7.3 million as of April 30, 2014. This significant decrease in restricted cash is primarily due to the return of $4.7 million in customer advance payments that we had received under our former contract with Australian Renewable Energy Agency ("ARENA") in March 2014, $0.5 million in goods and services tax for the Australian Tax Authorities and $0.8 million for the Oregon Department of State Lands relating to the Oregon project that had been classified as restricted cash. Net cash used in operating activities was $17.2 million and $6.5 million for the years ended April 30, 2015 and 2014, respectively. The increased cash used in operating activities of $17.2 million included the return of the $4.7 million to ARENA, while the prior year included the receipt of funds from ARENA.

Conclusion

Mr. Kirby concluded, "We’re excited about the progress that we’ve made in advancing our PowerBuoy technology. We remain laser-focused on meeting our business commitments, including this year's successful deployments of the PB40 and the next generations of the APB-350 in order to validate durability and reliability while aggressively seeking new customers and partners as part of our commercialization efforts."

Conference Call Details

The Company will host a conference call and webcast to review financial and operating results on Tuesday, July 7, 2015 at 10:00 a.m. Eastern Time. Please call (877) 415-3185 (toll free in the U.S.) or 857-244-7328 (for international callers); pass code is 20881709. Additionally, investors may also access the webcast by visiting the Company's website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab. Recorded replays of the conference call will be available on the Company's website and by telephone at 888-286-8010 (toll free in the U.S.) or 617-801-6888 (for international callers), replay pass code 34272157, beginning at 2:00 p.m. Eastern on July 7, 2015.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (NASDAQ:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT's proprietary PowerBuoy® technology is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in advanced autonomous (grid-independent), cost-effective, and environmentally sound ocean wave-based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

FINANCIAL TABLES FOLLOW. Additional information may be found in the Company’s Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-K may be accessed at www.sec.gov or at the Company’s website in the Investor Relations section.

Company Contact:

Mark A. Featherstone, Chief Financial Officer of OPT Phone: 609.730.0400

Consolidated Balance Sheets as of

April 30, 2015 and April 30, 2014

	April 30,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$17,335,734	$13,858,659
Marketable securities	75,000	14,493,881
Restricted cash	438,561	6,124,960
Accounts receivable	103,470	308,731
Unbilled receivables	81,658	37,410
Other current assets	186,641	568,377
Total current assets	18,221,064	35,392,018
Property and equipment, net	263,898	317,513
Patents, net	—	828,298
Restricted cash	50,000	1,221,696
Other noncurrent assets	335,924	325,310
Total assets	$18,870,886	$38,084,835
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$352,827	$501,397
Accrued expenses	2,507,119	2,931,239
Advance payment received from customer	—	4,709,055
Unearned revenues	—	992,447
Current portion of long-term debt	100,000	100,000
Total current liabilities	2,959,946	9,234,138
Long-term debt	50,000	150,000
Deferred credits payable-noncurrent	600,000	600,000
Total liabilities	3,609,946	9,984,138
Ocean Power Technologies, Inc. Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares, issued 18,387,769 and 17,593,637 shares, respectively	18,388	17,594
Treasury stock, at cost; 38,658 and 37,852 shares, respectively	(132,016)	(130,707)
Additional paid-in capital	180,786,790	180,454,341
Accumulated deficit	(164,755,055)	(151,640,503)
Accumulated other comprehensive loss	(229,915)	(225,733)
Total Ocean Power Technologies, Inc. stockholders’ equity	15,688,192	28,474,992
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd	(427,252)	(374,295)
Total equity	15,260,940	28,100,697
Total liabilities and stockholders’ equity	$18,870,886	$38,084,835

Consolidated Statements of Operations

For the Three and Twelve Months Ended April 30, 2015 and 2014

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2015	2014	2015	2014
Revenues	$488,597	$374,735	$4,105,424	$1,498,892
Cost of revenues	327,057	394,411	4,671,403	1,510,336
Gross profit (loss)	161,540	(19,676)	(565,979)	(11,444)
Operating expenses:
Product development costs	1,922,328	897,918	4,149,388	4,564,898
Change in contract loss reserve	-	(785,000)	-	(785,000)
Selling, general and administrative costs	1,782,641	3,230,756	9,571,193	9,358,967
Total operating expenses	3,704,969	3,343,674	13,720,581	13,138,865
Operating loss	(3,543,429)	(3,363,350)	(14,286,560)	(13,150,309)
Interest income (expense), net	16,769	23,083	(31,634)	29,656
Other Income	234,432	-	419,432	-
Foreign exchange gain (loss)	5,132	31,129	(462,777)	183,704
Loss before income taxes	(3,287,096)	(3,309,138)	(14,361,539)	(12,936,949)
Income tax benefit	-	-	1,137,872	1,745,895
Net loss	(3,287,096)	(3,309,138)	(13,223,667)	(11,191,054)
Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	10,961	100,263	109,115	221,862
Net loss attributable to Ocean Power Technologies, Inc	$(3,276,135)	$(3,208,875)	$(13,114,552)	$(10,969,192)
Basic and diluted net loss per share	$(0.19)	$(0.21)	$(0.75)	$(0.91)
Weighted average shares used to compute basic and diluted net loss per share	17,508,270	15,286,526	17,490,552	12,041,824

Consolidated Statements of Cash Flows

For the Full Year Ended April 30, 2015 and 2014

	Year Ended April 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(13,223,667)	$(11,191,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) loss	462,777	(183,704)
Depreciation and amortization	965,156	421,836
Loss on disposals of property, plant and equipment	3,703	195,977
Impairment of long-lived assets	—	2,658
Provision for doubtful accounts	—	(299,958)
Treasury note discount amortization	—	5,391
Compensation expense related to stock option grants and restricted stock	332,593	771,646
Changes in operating assets and liabilities:
Accounts receivable	205,261	787,601
Unbilled receivables	(44,248)	90,188
Other assets	339,460	(448,115)
Accounts payable	(144,791)	(12,363)
Accrued expenses	(368,970)	(983,835)
Advance payment received from customer	(4,709,055)	4,709,055
Unearned revenues	(992,447)	(362,401)
Net cash used in operating activities	(17,174,228)	(6,497,078)
Cash flows from investing activities:
Purchases of marketable securities	(13,821,959)	(23,982,431)
Maturities of marketable securities	28,240,840	23,489,021
Restricted cash	6,828,896	(5,924,960)
Purchases of equipment	(76,390)	(27,268)
Net cash provided by (used in) investing activities	21,171,387	(6,445,638)
Cash flows from financing activities:
Repayment of debt	(100,000)	(100,000)
Proceeds from the exercise of stock options	—	8,533
Proceeds from the sale of common stock, net of costs	650	20,525,988
Acquisition of treasury stock	(1,309)	(6,814)
Net cash (used in) provided by financing activities	(100,659)	20,427,707
Effect of exchange rate changes on cash and cash equivalents	(419,425)	880
Net increase in cash and cash equivalents	3,477,075	7,485,871
Cash and cash equivalents, beginning of period	13,858,659	6,372,788
Cash and cash equivalents, end of period	$17,335,734	$13,858,659